PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED JULY 28, 2006 (To Prospectus dated April 14, 2006)

Filed pursuant to Rule 424(b)(3)

The 1,151,671 shares of Class A common stock

covered by this prospectus supplement are part

of the 17,059,336 shares of Class A common

stock covered by the prospectus supplement

filed on May 1, 2006. The filing fee calculated

in accordance

with Rule 457(r) under the Securities Act

of 1933 was previously transmitted

to the SEC in connection with the

prospectus supplement filed on May 1, 2006

to the registration statement (File No. 333-133303).

1,151,671 Shares

SBA Communications Corporation

Class A Common Stock

This Prospectus Supplement No. 1 adds to or supersedes similar information contained in that certain Prospectus Supplement, dated July 28, 2006, as amended and supplemented from time to time. This Prospectus Supplement No. 1 relates to the offer and sale of up to 1,151,671 shares of our Class A common stock by the selling shareholders named in the Prospectus Supplement, as amended and supplemented by this Prospectus Supplement No. 1. The 1,151,671 shares of our Class A common stock are those shares that remain unsold of the original 17,059,336 shares of Class A common stock offered pursuant to the Prospectus Supplement. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with the Prospectus Supplement and Prospectus, including any amendments or supplements thereto.

The table of selling security holders contained in the Prospectus Supplement under the caption “The Selling Shareholders” is modified by amending the security holdings of certain selling security holders previously named:

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The table assumes that the selling shareholders sell as many shares as they can under this prospectus supplement.

Selling Shareholders	Class A Common Stock Beneficially Owned Prior to the Offering (1) (2)	Number of Shares of Class A Common Stock to be Sold Under the Offering	Shares of Class A Common Stock Beneficially Owned After the Offering
			Number	Percent
AAT Holdings, LLC(3)	609,160	609,160	0	*
Cequel III, LLC(4)	125,690	125,690	0	*
William J. Marraccini	232,516	232,516	0	*
Jerald and Judith Kent	40,353	40,353	0	*
The Jerald L. Kent Family Irrevocable Trust dated July 9, 1999 Judith Kent, Trustee	5,197	5,197	0	*
The Howard L. Wood Revocable Trust U/T/A dated November 15, 1991	155,300	155,300	0	*
WallerSutton 2000, L.P.(5)	224,060	224,060	0	*
The Oklahoma Publishing Company	42,286	42,286	0	*

Total	1,151,671	1,151,671

*	Less than one percent.

(1)	We have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and this information does not necessarily indicate beneficial ownership for any other purpose. In determining the number of shares beneficially owned by the selling shareholders and the percentage ownership of the selling shareholders, we included any shares as to which the selling shareholders have sole or shared voting power or investment power, as well as any shares of our Class A common stock subject to options, warrants or other derivative securities held by that selling shareholder that are currently exercisable or exercisable within 60 days after November 7, 2006. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Under the rules of the SEC, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

(2)	The amounts represent those amounts currently held by the respective Selling Shareholder as adjusted to reflect the distribution by AAT Holdings, LLC on October 24, 2006 of an aggregate 282,891 to such shareholders and the prior sales by such shareholders of shares of Class A common stock pursuant to the Prospectus Supplement.

(3)	Decisions with respect to the voting and disposition of the shares by this holder are made by a sub-committee of its management committee. The members of this subcommittee are Jerald L. Kent, Thomas C. Dircks and Michael J. Marocco.

(4)	Jerald L. Kent, Daniel G. Bergstein and Howard L. Wood constitute the Board of Directors of Cequel III, LLC and are the owners of the sole voting majority interest member of Cequel III, LLC. By reason of such relationship, Messrs. Kent, Bergstein and Wood share voting and dispositive power over the shares.

(5)	John T. Woodruff, Cathy M. Brienza, William H. Ingram and John W. Waller, III are the managers of the general partner of WallerSutton 2000, L.P. By reason of such relationship, Messrs. Woodruff, Brienza, Ingram and Waller share voting and dispositive power over the shares.

The date of this Prospectus Supplement No. 1 is November 9, 2006.

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